SERVICE AGREEMENT

This Service Agreement (this "Agreement") is entered into this 7th day of March, 2014 (hereinafter, the "Effective Date") by and between SAN DIEGO COFFEE, TEA & SPICE, INC, a California corporation ("Producer") with a primary business address of 1722 South Coast Highway, Oceanside, CA 92054, and NUZEE, INC., a Nevada corporation with a primary business address of 16955 Via Del Campo, Suite 260, San Diego, CA 92127 ("Customer").

WHEREAS, Producer is in the business of producing single-serving packages containing coffees, teas and other soluble hot beverage bases and designed for insertion directly into beverage brewing equipment ("Product"); and

WHEREAS, Customer wishes to contract with Producer for production of Product utilizing Customer's ingredients, component materials and trademarks, and Producer wishes to produce Product for Customer.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

I. DEFINITIONS

1.1 "Confidential Information" has the meaning set forth in Section 7.2.

1.2 "Customer-Supplied Materials" refers to those ingredients and component materials of Product that Customer is responsible to provide pursuant to Section 3.1 below, as well as any other ingredients or component materials that Customer is responsible to provide pursuant to mutual written agreement of Customer and Producer.

1.3 "Intellectual Property Rights" refers to all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

1.4 "Nonconforming Product" means any Product received by Customer from Producer that: (a) does not conform to the SKU listed in the applicable purchase order; (b) do not fully conform to the Specifications; or (c) materially exceed the quantity of Product ordered by Customer pursuant to this Agreement or any purchase order. Where the context requires, Nonconforming Product is deemed to be Product for purposes of this Agreement.

1.5 "Order Confirmation Sheet" refers to Producer's notice to Customer of receipt and approval of Customer's purchase order.

1.6 "Patents" refers to all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models).

1.7 "Producer-Supplied Materials" refers to those component materials of Product that are not Customer-Supplied Materials, and the labels and packaging materials to be supplied by Producer pursuant to Sections 3.2 and 3.3 below.

1.8 "SKU" refers to the stock-keeping unit used to identify each distinct Product. Each distinct Specification (including each distinct flavor, formula, label and/or packaging configuration as well as each distinct combination thereof) is a separate SKU.

1.9 "Specification" refers to Customer's specification set forth in Exhibit A attached hereto for Product and associated packaging materials. Subject to modification as reasonably agreed upon by Customer and Producer or as required to conform to a change in government regulations.

1.10 "Trademarks" refers to all rights in and to United States and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

1.11 "Trade Secrets" refers to all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

II. ORDER FULFILLMENT

2.1 Requirements. Producer agrees to produce, label and package Product for Customer, and Customer agrees to have Producer produce, label and package per Customer's requirements for Product during the term of this Agreement. Customer will provide purchase orders by e-mail from time to time, and Producer shall e-mail Order Confirmation Sheets relating to such purchase orders within one (1) business day after receipt of Customer's purchase order. Customer shall provide Producer with acceptance or rejection of such Order Confirmation Sheets by e-mail.

2.2 Order Fulfillment Timeline. Producer shall use commercially reasonable efforts to meet the requested delivery date set forth in Customer purchase orders and confirmed or amended in Order Confirmation Sheets. Customer acknowledges and agrees that the timely submission of all ingredients and delivery of all Customer-Supplied Packaging is required for Producer to meet requested delivery dates.

2.3 Minimum Purchase Order Requirements. Each purchase order requires a minimum order per SKU as identified in Exhibit B.

III. SUPPLY OF MATERIALS

3.1 Customer-Supplied Ingredients and Materials. Customer will be responsible, at its expense, to provide all Customer-Supplied Materials (coffee or tea, other ingredients, packaging, and flavoring), which Customer-Supplied Materials for each SKU of Product is set forth in the Specification for such SKU of Product in Exhibit A.

3.2 Labels. Customer will be solely responsible for providing to Producer the content, including text, graphics and design, of all labels, and will ensure that those elements of the labels (a) conform to all applicable federal, national, state, provincial and local laws and regulations in the jurisdictions in which Customer intends to sell or utilize Product, (b) do not infringe the proprietary rights of any third party, and (c) provide to the end-users of Product adequate information for the safe use of Product.

3.3 Packaging Materials. All plastic cups, lids and filters for the Product will be supplied by Producer, subject to Article V below. Coding on such packaging will be to Producer's established specifications for location and number of characters.

3.4 Customer-Supplied Materials. With respect to all Customer-Supplied Materials, Customer must, upon notice from Producer, comply with any vendor requirements customarily imposed by Producer on its own vendors, from time to time. Further, ingredients supplied by Customer must be

delivered in full, sealed containers properly labeled with the remaining shelf-life and accompanied by a certificate of analysis reasonably satisfactory to Producer. Following delivery, Producer will inspect outer containers of Customer-Supplied Materials for visually apparent damage, and will promptly notify Customer of any such damage, as well as any deficiency in Customer-Supplied Materials that is visually apparent at the time that Producer prepares to put Customer-Supplied Materials to use. Producer will have no other responsibility to inspect or test Customer-Supplied Materials at any time on or after delivery to Producer or use thereof. Customer will assure that sufficient quantities of Customer-Supplied Materials are available to Producer to avoid any possible disruption in production, labeling and packaging of Product pursuant to this Agreement. In no event will Producer be responsible for any delay or failure in delivery of Product hereunder due to any shortage of Customer-Supplied Materials. Any Customer-Supplied Materials delivered to Producer in excess of what is so required, that are deficient in any respect, or that become obsolete or stale may be tendered to Customer by Producer at any time; instructions for immediate shipment or other disposition of such Customer-Supplied Materials, for Customer's account, will be provided by Customer within seventy-two (72) hours of such tender. While Customer-Supplied Materials are in Producer's custody, Producer will maintain casualty insurance on them, in an amount equivalent to the reasonable value thereof established by Customer, upon notice to Producer, from time to time.

IV. PRODUCTION AND DELIVERY PARAMETERS

4.1 Product Specification. Product will be produced, labeled, packaged and stored in accordance with the Specification.

4.2 Delivery of Product. Unless otherwise agreed upon in writing by Producer, all Product will be delivered to Customer F.O.B. Producer's loading dock at its San Diego, California facilities. Producer will notify Customer by e-mail or such other means as the parties may agree from time to time, 48-hours prior to the Product being ready for pick-up, and Customer will arrange for pick-up to be accomplished within two (2) weeks after receipt of notice from Producer that all blends are complete. Customer may elect for Producer to store completed Product beyond the two (2) week period provided for above. Should Customer elect for Producer to store such completed Product, the fee for such storage shall be $_20.00 per pallet for each month of storage or any part thereof.

4.3 Inspection. Customer shall inspect Product received under this Agreement within fifteen (15) days of receipt of such Product ("Inspection Period") and either accept or, only if any such Product is Nonconforming Product, reject such Product. Customer will be deemed to have accepted Product unless it provides Producer with written notice of any Nonconforming Product within five (5) days following the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Producer (including the subject Product, or a representative sample thereof, which Customer contends is Nonconforming Product). If Customer timely notifies Producer of any Nonconforming Product, Producer shall determine, in its reasonable discretion, whether the Product is Nonconforming Product. If Producer determines that such Product is Nonconforming Product, Producer shall, in its sole discretion, either:

(a) replace such Nonconforming Product with conforming Product; or

(b) refund to Customer such amount paid by Customer to Producer for such Nonconforming Product returned by Customer to Producer.

Customer shall ship, at Producer's expense and risk of loss, all Nonconforming Product to Producer's facility located at its San Diego, California facilities or to such other location as Producer may instruct Customer in writing.

4.4 Transfer of Title and Risk of Loss. Title to Producer-Supplied Materials incorporated in Product shipped under any purchase order passes to Customer upon receipt of the Product by Customer. Risk of loss of Customer-Supplied Materials passes to Producer upon receipt of such Customer-Supplied Materials by Producer. Risk of loss of Product, including the Producer-Supplied Materials and Customer-Supplied Materials incorporated therein passes to Customer upon receipt of the Product by Customer.

V. COMPENSATION AND REIMBURSEMENT

5.1 Pricing. In consideration of the performance of Producer's responsibilities under this Agreement, Customer will pay Producer a charge determined in accordance with Exhibit B attached hereto, subject to adjustment by Producer on not less than 90 days' prior written notice, due to fluctuations in raw materials pricing and other third party supplier pricing. Such adjustments shall not apply to Product already ordered pursuant to an accepted Order Confirmation Sheet.

5.2 Invoicing and Payment. Unless otherwise mutually agreed by the parties in writing, charges accrued pursuant to Section 5.1 above will be invoiced by Producer and payable by Customer in accordance with Exhibit B.

VI. PERFORMANCE STANDARDS AND LIABILITIES

6.1 Producer's Warranties. Producer warrants that (a) Producer will produce, label, package and store Product, and perform all of its other responsibilities pursuant to this Agreement as directed by customer. Producer warrants that the product will be free from defects in materials and workmanship, and be free and clear of all encumbrances and liens of any kind; and (b) Producer has the right to grant Customer the right to use Producer's Intellectual Property (as defined below) and Producer-Supplied Materials, and such use by Customer and its customers, in accordance with this Agreement, shall not interfere with, infringe upon, misappropriate and/or violate any intellectual property rights of any third party, and as of this date, no third party has made such claim. The above warranties shall not apply to the extent the breach of warranty is attributable to the Customer-Supplied Materials.

6.2 Customer's Warranties. Customer warrants that [i] Customer-Supplied Materials will, upon delivery to Producer, conform to the Specification, [ii] Customer-Supplied Materials will, upon delivery to Producer, not be adulterated or misbranded within the meaning of the Federal Act or within the meaning of any state statutes which have adulteration and misbranding provisions similar to those found in the Federal Act (collectively, "Federal Act or Similar Statutes"), nor articles which may not be introduced into interstate or intrastate commerce under such statutes, [iii] Customer-Supplied Materials will, upon delivery to Producer, not be articles which may not be introduced into interstate or intrastate commerce under the Federal Act or Similar Statutes, [iv] Customer-Supplied Materials will, upon delivery to Producer, be free from defects in materials and workmanship, and [v] Customer has the right to grant Producer the right to use Customer's Intellectual Property and Customer-Supplied Materials, and such use by Producer in accordance with this Agreement shall not interfere with, infringe upon, misappropriate and/or violate any intellectual property rights of any third party, and as of this date, no third party has made such claim.

6.3 Other Warranties. **THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 6.1 AND 6.2 ABOVE ARE EXCLUSIVE AND IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE GOODS AND SERVICES DESCRIBED THEREIN, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE IN CONNECTION THEREWITH.**

6.4 Remedy for Warranty Breaches by Producer. As Producer's sole obligation, and Customer's sole remedy, for any breach of the warranties in Section 6.1 above, Producer will refund to Customer such amount paid by Customer to Producer for the affected Product. **EXCEPT FOR INDEMNTIFICATION OBLIGATIONS HEREUNDER, OR BREACHES OF ARTICLE VII, IN NO EVENT SHALL PRODUCER BE LIABLE FOR ANY OTHER OBLIGATIONS OR LIABILITIES, WHETHER DIRECT, INCIDENTAL OR CONSEQUENTIAL, AND WHETHER ARISING OUT OF BREACH OF WARRANTY OR OTHER CONTRACT BREACH, NEGLIGENCE OR OTHER TORT OR ON ANY STRICT LIABILITY THEORY.**

6.5 Indemnification.

(a) **By Producer.** Subject to the limitation set forth in Section 6.5(d) below, Producer shall fully reimburse, indemnify, defend and hold harmless Customer, its directors, officers, agents, insurers and

employees from and against all losses, damages, deficiencies, actions, claims, demands, liabilities, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reimbursement of all attorney's fees and other costs of defense, to the extent arising out of or relating to Producer's negligence or other tort, or strict liability, in connection with the production, packaging or storage of Product, and for Producer's breaches of Article VII.

(b) **By Customer.** Customer shall fully reimburse, indemnify, defend and hold harmless Producer, its directors, officers, agents, insurers and employees from and against all losses, and against all actions, claims, demands, liabilities, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reimbursement of all attorney's fees and other costs of defense, to the extent arising out of or relating to [i] Producer's production of Products to the Specification, except to the extent caused by Producer's negligence, [ii] any breach of Customer's warranties hereunder, or [iii] the marketing, sale and/or distribution of Product by the Customer, except to the extent caused by Producer's negligence, and for Customer's breaches of Article VII.

(c) **Indemnification Procedure.** As a condition to its right to indemnification hereunder, a party seeking indemnity ("Indemnified Party") will [i] give the party from which indemnity is sought ("Indemnifying Party") prompt written notice of the loss, action, claim, demand or liability for which indemnity is sought, provided, however, that failure to give notice shall not limit or otherwise reduce the indemnification provided for in this Agreement other than to the extent of any actual, adverse affect caused by such failure, and [ii] permit the Indemnifying Party to conduct and control the defense thereof, which such conduct shall include the authority to settle any such claim, to the extent relating to a third party, in its own name or in the name of the Indemnified Party, at the expense of the Indemnifying Party. The Indemnified Party shall use commercially reasonable efforts to mitigate the effects of such claim and shall reasonably cooperate with the Indemnifying Party in the defense of such claim.

(d) **Limitation as to Indemnification Liability. PRODUCER'S MAXIMUM AGGREGATE LIABILITY FOR CLAIMS MADE PURSUANT TO SECTION 6.5, EXCEPT THOSE RELATING TO BREACHES OF ARTICLE VII OR FOR INDEMNIFICATION ARISING FROM INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY, SHALL NOT EXCEED $1,000,000.00. IN NO EVENT SHALL PRODUCER BE LIABLE FOR ANY OTHER OBLIGATIONS OR LIABILITIES, WHETHER DIRECT, INCIDENTAL OR CONSEQUENTIAL, AND WHETHER ARISING OUT OF BREACH OF WARRANTY OR OTHER CONTRACT BREACH, NEGLIGENCE OR OTHER TORT OR ON ANY STRICT LIABILITY THEORY.**

VII. INTELLECTUAL PROPERTY/CONFIDENTIALITY

7.1 Intellectual Property. Each party acknowledges the validity of the title of the other party to any and all Intellectual Property Rights that may be used in conjunction with such other party's performance of its obligations hereunder. No right, title or interest in and to such Intellectual Property Rights is granted by this Agreement, and each party agrees not to use the other party's Intellectual Property Rights other than in conjunction with such party's performance of its obligations hereunder.

7.2 Confidentiality. Each party agrees to keep secret and confidential any and all information ("Confidential Information") either disclosed hereunder or through any prior disclosure and not to disclose such Confidential Information to any person or entity, except to employees, affiliates, agents or representatives of each party having a need to know the information in order to fulfill such party's obligations hereunder. The parties shall use the Confidential Information solely for the purpose of carrying out the obligations contained in the Agreement. The obligations imposed by this Section shall not apply to any Confidential Information:

(a) which at the time of disclosure is in the public domain;

(b) which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving party;

(c) which at the time of disclosure is already in the receiving party's possession, and such possession can be properly documented by the receiving party in its written records, and was not made

available to the receiving party by any person or party owing an obligation of confidentiality to the disclosing party;

(d) which is rightfully made available to the receiving party from sources independent of the disclosing party;

(e) which is required to be disclosed in the course of litigation or other legal or administrative proceedings; or

(f) which is required to be disclosed by law provided that in all cases the party receiving the Confidential Information shall, to the extent permitted, give the other party prompt notice of the pending disclosure and shall cooperate in such other party's attempts, at such other party's sole expense, to seek an order maintaining the confidentiality of the Confidential Information.

7.3 Ownership of Confidential Information. Confidential Information shall remain the exclusive property of the disclosing party. In no event shall a party's Confidential Information become the property of the other party.

VIII. QUALITY CONTROL

Producer shall maintain a satisfactory quality control program (including necessary equipment) consistent with any and all applicable legal standards and requirements for the Products. Producer shall assure that all Products supplied hereunder shall be manufactured in accordance with applicable federal or state laws regulations in effect at the time of manufacture. Producer agrees to notify Customer promptly upon learning of any failure or suspected failure of any batch of Products to meet Specifications or other applicable standards.

IX. INSURANCE

Producer shall maintain insurance, in type and amount and on terms, as someone in Producer's business would have as a commercially reasonable business practice, and such insurance shall be in full force and effect throughout the term of this Agreement. Producer shall provide evidence of such coverage to Customer upon request.

X. TERM AND TERMINATION

10.1 Term. This Agreement will take effect on the date first above written, and will remain in full force and effect for an initial term of two (2) years from the date on which Product is first delivered to Customer hereunder, automatically renewable for subsequent one (1) year terms unless terminated by ether Party upon not less than 90 days' prior written notice before the end of the then current term, or unless sooner terminated pursuant to Section 10.2 below.

10.2 Premature Termination.

(a) **Non-Payment.** Producer may terminate this Agreement at any time, without further notice, if Customer fails to make any payment due hereunder within fifteen (15) days after written notice from Producer that such payment is overdue.

(b) **Other Breaches/Insolvency**. Either party may terminate this Agreement, without further notice (a) if the other party fails to cure any material breach of its obligations under this Agreement, other than breach by Customer of its payment obligations hereunder, within thirty (30) days after written notice, and (b) if the other party becomes insolvent, makes any assignment for the benefit of creditors, any proceedings are commenced by or against either Party under any bankruptcy, reorganization, arrangement, insolvency, receivership or other law or statute for the relief of debtors, or if either Party, for any other reason, shall cease its business operations, then the other Party, at its election, may terminate this Agreement without prior notice or demand.

10.3 Effect of Expiration or Termination. Neither expiration nor termination of this Agreement shall affect the rights or responsibilities of the parties hereunder with respect to Product

delivered by Producer during the term of this Agreement, indemnification obligations hereunder or obligations and agreements set forth in Article VII.

10.4 Compensation or Reimbursement for Expiration or Termination.

(a) **General Principle.** Except as specifically provided in subsection (b) below, neither party shall be entitled to any compensation or reimbursement for inability to recoup any investment made in connection with its performance under this Agreement, loss of prospective profits or anticipated sales, or other losses occasioned by expiration or termination of this Agreement pursuant to its terms.

(b) **Exceptions.** In the event Producer terminates the Agreement pursuant to Section 10.2 above, Customer will, on the effective date of termination, purchase from Producer, at Producer's cost, any unused inventory of Producer-Supplied Materials that remain on hand at Producer's facilities, or on order, on the effective date of termination, and that can neither be readily used in Producer's business nor returned to Producer's suppliers for a full refund.

XI. MISCELLANEOUS

11.1 Assignment. Neither party may assign its rights under this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld or conditioned.

11.2 Performance Excused. Producer shall not be liable for any losses or damages as a result of any delay or failure to perform any of its obligations under this Agreement due to any act of God, act or omission of Customer, embargo or other governmental act, regulation or request, fire, accident, strike, slowdown, war, act of terrorism, riot, delay in transportation, or inability to obtain necessary labor, materials, equipment or manufacturing facilities, including but not limited to failure of a third party vendor selected by Producer as the required supplier of material or equipment to be used in Producer's performance hereunder that is not supplying such material or equipment as is reasonably required by Producer to perform its obligations hereunder (hereinafter, a "Force Majeure Event").

11.3 No Agency. The parties are independent contractors. Neither is an agent, partner, joint venturer, distributor or employee of the other, and neither is authorized to assume or create any obligation on behalf or in the name of the other. Each party will be solely responsible for all of its own expenses, except as otherwise specifically provided in this Agreement, and for the conduct of its own employees, in connection with the performance of its responsibilities under this Agreement.

11.4 Notices. Notification required or permitted by this Agreement, other than notification pursuant to Section 4.2 above, shall be deemed given upon confirmation of receipt by facsimile or enclosure thereof in an adequately post-paid envelope sent certified mail - return receipt requested and delivered to a U.S. Post Office, and addressed to the party to be given notice at the address to which that party has previously requested, by written notice hereunder, that notices be sent or, if no such request has been made, to the primary business address for such party as provided for in the introductory paragraph of this Agreement.

11.5 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties, superseding all prior oral or written representations, negotiations, understandings and agreements, on the subject matter hereof; and there are no conditions to this Agreement that are not expressed herein. All transactions between the parties with respect to Product during the term of this Agreement shall be subject exclusively to the terms of this Agreement; no additional or different terms set forth in any of Customer's purchase order or other forms or correspondence, or on any website or computer program or portal, shall be of any force or effect. This Agreement may be amended only in a writing manually signed by authorized representatives of both parties hereto.

11.6 Governing Law; Selection of Forum; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws, without reference to principles of conflicts of laws, of the State of California. Any action arising out of or relating to this Agreement will be determined exclusively by the applicable Court for San Diego County, California or the U.S. District Court for the Southern District of California and, in the event of an appeal or petition for review or

certiorari, by the courts having jurisdiction to review the decisions of the courts specifically identified above. The parties consent to *in personam* jurisdiction and to venue exclusively in said courts; and Customer hereby appoints the Secretary of State of California as its agent for service of process in California.

11.7 Severability. If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is illegal, excessively broad or otherwise unenforceable, this Agreement will be construed so that the remaining provisions contained herein will not in any way be affected thereby but will remain in full force and effect; and any such illegal, overbroad or otherwise unenforceable provision(s) will be deemed, without further action by any person, to be modified and/or limited to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

11.8 Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one original. Copies of handwritten signatures sent via electronic means are the equivalent of written and signed documents; however, names that are merely typed and sent via electronic means are not the equivalent of written and signed documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written, by their undersigned, duly authorized agents.

SAN DIEGO COFFEE, TEA & SPICE, INC ("Producer")	NUZEE, INC. ("Customer")
by [signature]	by [signature]
name LAWRENCE HOLLAND	name CRAIG HAGOPIAN
title President	title PRESIDENT

DOCSOC/1641241v2/102472-0000

Exhibit A

Product Specification

Confidential Information Redacted

Exhibit B

Pricing & Payment Terms

Confidential Information Redacted